Exhibit 99.1

FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT:

Tom Ryan		Mark L. Yoseloff, Ph.D., Chairman and CEO
Investor Relations Advisor		Richard Baldwin, Senior Vice President and CFO
ph:	203.682.8200	ph:	702.897.7150
fax:	203.682.8201	fax:	702.270.5161

SHUFFLE MASTER, INC. REPORTS THIRD QUARTER 2007 RESULTS

-Announces Restructuring of Las Vegas Headquarters-

LAS VEGAS . . Monday, September 10, 2007 . . . Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) today announced its results from continuing operations for the third quarter and nine months ended July 31, 2007.

Third Quarter financial highlights:

•                  Revenue, Adjusted EBITDA and GAAP diluted earnings per share from continuing operations totaled $45.1 million, $12.3 million and $0.08, respectively.

•                  Cash and cash equivalents totaled $16.1 million as of July 31, 2007 compared with $7.1 million as of April 30, 2007 and $8.9 million as of October 31, 2006.

•                  Net debt (total debt, less cash and cash equivalents) as of July 31, 2007 totaled $210.2 million compared to $219.9 million as of April 30, 2007 and $227.1 million as of October 31, 2006.

Year-To-Date financial highlights:

•                  Revenue, Adjusted EBITDA and GAAP earnings per share from continuing operations totaled $127.1 million, $36.8 million and $0.23, respectively.

•                  Net cash provided by operating activities totaled $30.9 million versus $28.7 million for the same prior year period.

Utility Products Segment financial/operating highlights:

•                  Total shuffler installed base increased 17% year-over-year to 24,572 units.

•                  Utility Products lease revenue totaled $6.3 million, equaling the previous quarterly record established in Q4 2005.

•                  Leased shuffler installed base totaled 4,844 units; the second highest level since its peak of 4,944 units at Q3 2005.

•                  Leased shuffler installed base increased 211 units sequentially, due primarily to significantly fewer conversions of leased to sold units, consistent with the Company’s renewed focus on leasing versus selling.

•                  Increase in shuffler average monthly lease price compared to last year and sequentially, largely due to a greater mix of newer generation shufflers.

•                  13% of total new shuffler sales in the quarter, excluding conversions, represented replacements of older generation shufflers; 29% of new domestic shuffler sales represented replacement sales.

•                  Increase in average shuffler sales price over the prior year quarter and on a sequential quarterly basis, due primarily to greater sales mix of newer generation shufflers.

Entertainment Products Segment financial/operating highlights:

•                  Entertainment Products lease and royalty revenue of $8.6 million was a quarterly record; increasing 20% over the prior sequential quarter and 31% over the prior year quarter.  Included in Entertainment Products lease and royalty revenue is approximately $670,000 in internet related license fees from Delta Rangers/Guardian Gaming.

•                  Both proprietary table game lease revenue at $6.3 million and electronic table lease revenue at $1.6 million were new quarterly records.

•                  Leased proprietary table game installed base increased sequentially by 69 units.

•                  Total electronic table game installed base of 5,765 seats increased 39% over the prior year quarter and 12% over the second quarter of fiscal 2007.

•                  Leased electronic table game installed base of 1,013 seats represents a 307% increase over the prior year quarter and a 60% increase sequentially.

•                  Consistent with the Company’s renewed focus on leasing versus selling, current quarter lifetime license sales totaled 52 units compared to 202 units in the prior year quarter.

Other recent operating highlights:

•                  As previously announced, the Company entered into a Letter of Intent with Progressive Gaming International Corporation (“PGIC”), to purchase their Worldwide Table Game Division.  This purchase will provide Shuffle Master with the worldwide rights and contracts for all of PGIC’s proprietary table game titles including Caribbean Stud ® and Texas Hold ‘Em ® Bonus Poker.  More recently, the Company announced that the due diligence and legal work necessary to close the contemplated purchase have not yet been completed.  As a result, the Company and PGIC have mutually agreed to extend the exclusivity period with respect to such transaction.

•                  Shuffle Master announced a Global Joint Licensing Agreement with DEQ Systems Corporation (“DEQ”) for use of their G3 Table Game Bonusing and Jackpot System.  Concurrently, DEQ obtained a non-exclusive sub-license to the PGIC jackpot wagering hardware and method patents.

•                  Vegas Star Roulette was recently submitted to New Jersey for approval and Rapid Baccarat has recently received GLI approval in Australia.

•                  The iDeal shuffler was recently approved by the GLI gaming lab and is currently pending approval in Nevada, with an expected roll-out in the fourth fiscal quarter of 2007.

•                  The G2E Asia Gaming Expo in Macau in mid-June 2007 was a very successful show for the Company; a significant amount of interest was expressed in the Company’s products, specifically the Company’s Jackpot Baccarat Progressive felt game.

•                  The Company recently introduced its PC4 operating system platform and certain PC4 game titles, which was in the development stage when the Company acquired Stargames.  The PC4 platform currently supports all of the Stargames product lines and will eventually support all of the Company’s electronic table game products, including Table Master.

Mark L. Yoseloff, Chairman and Chief Executive Officer commented that, “The third quarter marked another period of progress regarding the long term strategic initiatives we laid out earlier in the year.  To that point, we were pleased with our results as they underscored a material shift from selling to leasing in our Utility and Entertainment segments.  We are also pleased to announce the reorganization of our Las Vegas headquarters, including the formation of a Corporate Product Group.  This will better position Shuffle Master to centralize the Company’s worldwide product strategy, while fostering the product innovations that have continually transformed the industry.”

Reorganization of Las Vegas Headquarters:

Shuffle Master has also recently instituted some organizational changes at its global headquarters in Las Vegas.  Specifically, the Company’s Las Vegas-based operations have been divided into two distinct entities: a corporate headquarters group and a new profit center called Shuffle Master-Americas.  The existing structures at Shuffle Master’s two international profit centers, CARD and Stargames, will remain intact.

Corporate Headquarters Group

Based in Las Vegas, the Shuffle Master Corporate Headquarters Group will be responsible for overseeing the global execution of approved strategies and initiatives. In addition to Chairman of the Board and Chief Executive Officer Mark L. Yoseloff, President and Chief Operating Officer Paul C. Meyer, Senior Vice President and Chief Financial Officer Richard Baldwin, and Senior Vice President and General Counsel Jerry Smith, this group will consist of the following corporate divisions and their related executives and departments:

•                  Corporate Finance and Accounting

•                  Corporate Legal, Licensing and Compliance

•                  Worldwide Marketing

•                  Information Technologies

•                  Human Resources

•                  Corporate Product Group

Corporate Product Group

Led by Mark L. Yoseloff, the Corporate Product Group will be responsible for overseeing the creation and development of Shuffle Master’s existing and future product lines. In addition to including key corporate executives responsible for product content and product strategy, the

Product Group will also include Jim Jackson, the Company’s new Senior Vice President of Research and Development who will oversee Shuffle Master’s global product research and development. Jackson, who joins Shuffle Master from Gaming & Technology Consultants, has held numerous executive positions in the gaming supply sector including President and CEO of Sigma Game, Inc. and Senior Vice President-Gaming Operations at WMS.

Shuffle Master-Americas

Led by President David Lopez, Shuffle Master-Americas will include all functions necessary to sustain and expand the Company’s business within the Americas including Accounting and Finance, Product Compliance, Operations and Service, Sales, and Product Management. Lopez joined Shuffle Master in 1998, and as product manager of shufflers headed the successful launch and rollout of the Company’s ACE, King and Deck Mate products. In recognition of his contributions to the Company, Lopez was promoted to Vice President of Product Management in 2002 and to Senior Vice President of Product Management in March of 2006.

Shuffle Master, Inc. will hold a conference call on Monday, September 10, 2007 at 2:00 PM Pacific Time to discuss the results of operations for the third quarter and nine months ended July 31, 2007.  The domestic toll-free dial-in number for the call is 1-877-407-0784, and the international dial-in number is 1-201-689-8263; request “Shuffle Master’s Third Quarter 2007 Conference Call.”  The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com.  Immediately following the call and through September 17, 2007, a playback can be heard 24-hours a day by dialing 1-201-612-7415; account number is 3055; conference I.D. number is 253996.

Further detail and analysis of the Company’s financial results for the third quarter and nine months ended July 31, 2007, will be included in its Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on September 10, 2007.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers Utility Products, including automatic card shufflers, roulette chip sorters and intelligent table system modules, to improve their profitability, productivity and security, and Entertainment Products, including live proprietary table games, electronic multi-player table game platforms, traditional video slot machines for select markets, live table game tournaments and wireless gaming solutions to expand their gaming entertainment content. The Company is included in the S&P Smallcap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

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This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; increased competition from existing and new products for floor space in casinos; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, legal, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation, claims and costs or an adverse judicial finding; tax matters including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents; regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Company’s senior convertible notes and its senior secured revolving credit facility, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; various risks related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations; and the Company’s ability to successfully and economically integrate the operations of any acquired companies, such as Stargames. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

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SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2007	2006	2007	2006

Revenue:
Utility products leases	$6,254	$5,936	$18,139	$18,029
Utility products sales and service	12,607	12,689	40,607	46,095
Entertainment products leases and royalties	8,585	6,532	22,764	19,262
Entertainment products sales and service	17,661	15,568	45,491	33,914
Other	28	12	119	58
Total revenue	45,135	40,737	127,120	117,358

Costs and expenses:
Cost of leases and royalties	4,598	2,858	12,165	8,417
Cost of sales and service	14,624	10,491	39,194	29,308
Selling, general and administrative	15,469	14,851	44,347	38,211
Research and development	4,302	3,763	12,702	8,963
Gain on sale of patent	—	(4,566)	—	(4,566)
In-process research and development	—	—	—	19,145
Total costs and expenses	38,993	27,397	108,408	99,478
Income from operations	6,142	13,340	18,712	17,880
Other expense	(1,829)	(1,873)	(6,577)	(4,699)
Equity method investment loss	(77)	(119)	(338)	(275)
Income from continuing operations before tax	4,236	11,348	11,797	12,906
Provision for income taxes	1,500	3,905	3,683	10,876
Income from continuing operations	2,736	7,443	8,114	2,030
Discontinued operations, net of tax	(1)	(174)	86	(127)
Net income	$2,735	$7,269	$8,200	$1,903

Basic earnings per share:
Continuing operations	$0.08	$0.21	$0.23	$0.06
Discontinued operations	—	—	0.01	—
Net income	$0.08	$0.21	$0.24	$0.06

Diluted earnings (loss) per share:
Continuing operations	$0.08	$0.20	$0.23	$0.06
Discontinued operations	—	—	—	(0.01)
Net income	$0.08	$0.20	$0.23	$0.05

Weighted average shares outstanding:
Basic	34,696	34,746	34,674	34,596
Diluted	35,155	36,907	35,362	36,206

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 31,	October 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$16,144	$8,906
Investments	13	11
Accounts receivable, net of allowance for bad debts of $375 and $1,422	23,787	32,662
Investment in sales-type leases and notes receivable, net	9,331	10,064
Inventories	36,271	24,658
Prepaid income taxes	4,540	1,138
Deferred income taxes	7,702	6,785
Other current assets	5,953	5,172
Total current assets	103,741	89,396
Investment in sales-type leases and notes receivable, net	7,744	11,510
Products leased and held for lease, net	14,431	11,282
Property and equipment, net	10,573	9,779
Intangible assets, net	77,315	77,904
Goodwill	97,885	91,700
Deferred income taxes	4,728	4,294
Other assets	11,339	9,342
Total assets	$327,756	$305,207
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,156	$11,217
Accrued liabilities	12,935	11,326
Customer deposits	2,206	2,017
Deferred revenue	6,384	5,499
Income taxes payable	1,369	938
Notes payable and current portion of long-term liabilities	3,129	77,294
Total current liabilities	36,179	108,291
Long-term liabilities, net of current portion	223,199	158,753
Deferred income taxes	6,407	5,614
Total liabilities	265,785	272,658
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value; 507 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value; 151,875 shares authorized; 35,227 and 34,895 shares issued and outstanding	352	349
Additional paid-in capital	5,753	717
Retained earnings	30,591	22,391
Accumulated other comprehensive income	25,275	9,092
Total shareholders’ equity	61,971	32,549
Total liabilities and shareholders’ equity	$327,756	$305,207

SHUFFLE MASTER, INC.

SUPPLEMENTAL DATA

(Unaudited, in thousands)

FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2007	2006	2007	2006
Reconciliation of income from continuing operations to Adjusted EBITDA:

Income from continuing operations	$2,736	$7,443	$8,114	$2,030
Other expense	1,829	1,873	6,577	4,699
Share-based compensation	1,249	1,490	3,978	4,036
Equity method investment loss	77	119	338	275
IPR&D, Stargames acquisition	—	—	—	19,145
Provision for income taxes	1,500	3,905	3,683	10,876
Depreciation and amortization	4,943	4,511	14,108	12,119

Adjusted EBITDA from continuing operations (a)	$12,334	$19,341	$36,798	$53,180

(a)          Adjusted EBITDA is earnings before other expense, provision for income taxes, depreciation, amortization, share-based compensation, in-process research and development and equity method investment loss.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful performance measure and is widely used to measure the performance, and as a basis for valuation, within our industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its segments with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternate to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, Adjusted EBITDA does not include depreciation, amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.